UNITED STATES
                        SECURITIES AND EXCHANGE COMMISION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 11, 2006


                            AMERICAN GOLDFIELDS INC.
             (Exact name of registrant as specified in its charter)

         Nevada                    000-49996                71-0867612
         ------                    ---------                ----------
(State or other jurisdiction       (Commission             (IRS Employer
    of incorporation)              File Number)          Identification No.)

                           200-4170 Still Creek Drive
                          Burnaby, B.C., Canada V5C 6C6
                    (Address of principal executive offices)

                                  604-299-6600
              (Registrant's telephone number, including area code)


                                 ---------------
         (Former name or former address, if changed since last report.)


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SECTION 5 CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On January 11, 2006 the Company's board of directors elected Dr. David Gladwell as a member of the board of directors of the Company. Each director and executive officer holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. The following is a brief account of Dr. Gladwells' age, education, and business experience during the past five years, and any other directorships held in reporting companies. There are no family relationships among the directors and executive officers of the Company.

Dr. Gladwell, age 49, is an experienced geochemist with an extensive background in mineral exploration utilizing advanced technologies. After completing his formal geological education, Dr. Gladwell came to Canada to work as staff geochemist and later airborne operations geochemist for Barringer Magenta and then Barringer Research. During this time Dr. Gladwell conducted research on several significant gold zones including the Kerr Addison deposit in Ontario (later published) and the Cortez deposit/trend in Nevada. As geochemist at Barringer, Dr. Gladwell developed a suite of multivariate statistical software tools to provide interpretation of exploration programs in northern Ontario. In a joint effort between Barringer and British Petroleum, he also assisted with the development of a pressurized airborne Flame Ionization Detector (AIRTRACE) which he used to manage and interpret surveys in the North Sea, the Minches, the Irish Sea, the English Channel, the Mediterranean offshore of Egypt, the Baltic Sea, the Gulf Coast, the Beaufort Sea and large tracts of the Northwest Territories. From 1999 to 2005, Dr. Gladwell worked as a Pastor and is currently an instructor at Georgian College and Applegate School in Ontario, Canada. Dr. Gladwell earned a Bachelor of Science degree in Chemistry and Geology from the University of Liverpool, and a Ph.D. in Geochemistry from the Royal School of Mines, London University, UK.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   American Goldfields Inc.
                                   (Registrant)

                                   By: /s/ Donald Neal
                                   Donald Neal, Chief Executive and Financial
                                   Officer, Treasurer and Secretary

Date:  January 11, 2006